Exhibit 10.1

PRE-NEGOTIATION AND STANDSTILL AGREEMENT

This PRE-NEGOTIATION AND STANDSTILL AGREEMENT (this "Agreement"), dated the 24th day of December, 2008, among Natixis, London Branch, in its capacity as security trustee for certain lenders under the Loan Agreement (defined below) ("Agent"), with offices at Cannon Bridge House, 25 Dowgate Hill, London EC4R 2YA, United Kingdom, Sunrise Senior Living, Inc. ("Guarantor"), with offices at 7902 Westpark Drive, McLean, VA 22102, U.S.A., Sunrise Hannover Senior Living GmbH & Co. KG, with offices registered at the commercial register at the local court of Königsstein im Taunus, represented by its sole general partner, PSRZ (Germany) General Partner GmbH, registered at the commercial register at the local court of Königsstein im Taunus under HRB 6199, Frankfurter Str. 1, 61476 Kronberg im Taunus ("PropCo"), and Sunrise Hannover GmbH, with offices registered at the local court of Königsstein im Taunus under HRB 6613, Frankfurter Str., 1 61476 Kronberg im Taunus ("OpCo", and together with PropCo, "Borrower").

AGREEMENT

WHEREAS, Ixis Corporate & Investment Bank (predecessor-by-merger to Natixis, London Branch), as security trustee (“Ixis”), PropCo and certain lenders (together with their successors and assigns, the "PropCo Lenders") are parties to that certain Loan Agreement, dated March 13, 2006 (the "PropCo Loan Agreement"), pursuant to which such lenders made a loan (the "PropCo Loan") to PropCo;

WHEREAS, Ixis, OpCo and certain lenders (together with their successors and assigns, the "OpCo Lenders", and together with the PropCo Lenders, the "Lenders") are parties to that certain Loan Agreement (the "OpCo Loan Agreement", and together with the PropCo Loan Agreement, the "Loan Agreement"), dated March 13, 2006, pursuant to which such lenders made a loan (the "OpCo Loan", and together with the PropCo Loan, the "Loan") to OpCo;

WHEREAS, Guarantor agreed to provide certain guarantees to Agent in respect of the Loan, which guarantees are evidenced by (i) that certain Funding Obligation among Agent, PropCo and Guarantor (the "PropCo Funding Obligation") and (ii) that certain Funding Obligation among Agent, OpCo and Guarantor (the "OpCo Funding Obligation", and together with the PropCo Funding Obligation, the "Funding Obligation");

WHEREAS, the Loan Agreement contains certain financial covenants, inter alia, that the Loan to Value Ratio not exceed the LTV Threshold (as such terms are defined in the Loan Agreement), and pursuant to Clause 6.3.1.3 of the Loan Agreement, if such Loan to Value Ratio exceeds the LTV Threshold, Borrower must, within 14 days after notification by Agent, either (i) provide Agent with additional security of a nature described in the Loan Agreement or (ii) prepay a portion of the Loan so that the Loan amount is reduced to a sum not exceeding the aggregate LTV Threshold and any additional security that is delivered, provided, that if sufficient additional security is not provided pursuant to Clause 6.3.1.3(i) of the Loan Agreement within 10 days of Agent's notification of the violation of the LTV Threshold, Borrower is deemed to have elected to prepay as set forth in Clause 6.3.1.3(ii) of the Loan Agreement;

WHEREAS, pursuant to Clause 6.3.1.3 of the Loan Agreement, Agent has delivered to Borrower a letter (the "Notice Letter"), dated November 17, 2008, by which Agent notified Borrower that the Loan to Value Ratio is 204.7% on the basis of a valuation by Atrisreal Limited, which Loan to Value Ratio exceeds the LTV Threshold, and requested Borrower's compliance with the terms of the Loan Agreement in respect of such Loan to Value Ratio and the Notice Letter;

WHEREAS, Agent has sent Borrower a letter (the "Borrower Demand"), dated December 3, 2008, pursuant to which Agent informed Borrower that Agent had not received any proposals from Borrower in response to the Notice Letter with respect to providing additional security for the Loan as permitted by Clause 6.3.1.3(i) of the Loan Agreement and, as a result, Agent deems Borrower to have elected to prepay the Loan in accordance with the terms of Clause 6.3.1.3(ii) of the Loan Agreement;

WHEREAS, Agent has sent Guarantor a letter, dated December 3, 2008, in accordance with Clause 10.1 of the Funding Obligation, by which Agent notified Guarantor (i) of the existence of a Cash Flow Deficit (as defined in the Funding Obligation) (the "Cash Flow Deficit") in the aggregate amount of 11,224,376 euros, (ii) that the Borrower Demand had been served on Borrower for payment by Borrower to Agent of the Cash Flow Deficit and (iii) that, pursuant to the terms of the Funding Obligation, should the Borrower fail to make such payment of the Cash Flow Deficit within a specified time period, Agent will serve a demand on Guarantor pursuant to the terms of the Funding Obligation;

WHEREAS, Borrower has sent Agent a letter, dated December 4, 2008, by which Borrower, among other things, recognized its receipt of the Notice Letter and the Borrower Demand, reserved its rights to dispute a breach of the LTV Threshold and stated that it should not be deemed to have elected for a prepayment due to the previous discussions between the Agent and Borrower about the provision of additional collateral;

WHEREAS, Agent has sent Guarantor a letter in accordance with Clause 10.1 of the Funding Obligation (the "Guarantor Demand"), dated December 18, 2008, pursuant to which Agent informed Guarantor that Borrower has failed to satisfy the Borrower Demand and demanded that Guarantor satisfy the Cash Flow Deficit;

WHEREAS, Agent, Borrower and Guarantor have entered into that certain Standstill Agreement, dated December 24, 2008 (the "Borrower Standstill"), which agreement is governed by the laws of the Federal Republic of Germany, pursuant to which Agent has agreed, inter alia, not to enforce certain of its rights under the Loan Agreement and the other Loan Documents (as defined below) for a certain period of time during which Agent and Borrower pursue negotiations regarding the violation of the LTV Threshold and the satisfaction of the Cash Flow Deficit;

WHEREAS, Guarantor intends to enter into a temporary agreement (the "BofA Agreement") with, inter alios, Bank of America, N.A., with regard to certain obligations of Guarantor and certain of its affiliates pursuant to that certain Credit Agreement, dated as of December 2, 2005, among, inter alios, Guarantor and such affiliates, as borrowers and guarantors, as applicable, Bank of America, N.A., as Administrative Agent and Swing Line Lender, and certain other lenders named therein; and

WHEREAS, Guarantor and Borrower have requested that Agent forbear from exercising certain of Agent's remedies that may now be available pursuant to the Funding Obligation and other Loan Documents for a certain period of time pursuant to the terms hereof;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and intending to be legally bound by this Agreement, and in consideration of Ten Dollars ($10.00) in hand paid, the parties covenant and agree as follows:

1.  Negotiations.

    (a)  At Guarantor's and Borrower's request, Agent is about to commence discussions and negotiations with Guarantor and Borrower ("Negotiations") concerning certain obligations ("Obligations") of Guarantor and Borrower to Agent that are created, evidenced or secured by, set out or provided for in, or relate to the Loan, the Funding Obligation, the Loan Agreement and the other documents entered into in connection therewith, including, without limitation, this Agreement, the Notice Letter, the Borrower Demand, the Guarantor Demand, the Borrower Standstill and the various letters referenced in the Recitals hereto ("Loan Documents").

    (b)  Without liability for failing to do so, Agent, Guarantor and Borrower (each a "Party", and, collectively, the "Parties") presently plan to discuss various courses of action that may be in their respective interests or their mutual interest.

    (c)  The Parties agree that the Negotiations, or correspondence or drafts of documents relating to the Negotiations, have been and shall be made with a view to a compromise and settlement by the Parties. As such, both the content and existence of all such Negotiations shall be, and shall remain, protected accordingly and shall not be admissible as evidence or subject to discovery with respect to any issue that is or may be before any court or administrative body or the subject of any other proceeding, and any statements made in the course of the Negotiations shall not be used for any other purpose, including, without limitation, proof of admissions of liability.

2.  Term.  As used in this Agreement, the "Term" shall mean the period from the date hereof to the later of (i) 60 calendar days after the date of this Agreement and (ii) the expiration of the term of the BofA Agreement; provided, that in no event shall the Term of this Agreement extend beyond March 31, 2009; provided, further, that this Agreement may be sooner terminated pursuant to Paragraph 10 hereof.

3.  Representations of Guarantor and Borrower. Each of Guarantor and Borrower hereby represents that:

    (a)  Each of the statements made in the Recitals of this Agreement is true and correct;

    (b)  No consent, approval, order, authorization, designation, registration, declaration or filing of, with, or by any third party or governmental authority is required by Guarantor or Borrower for the execution of this Agreement and the negotiations contemplated hereby. The execution by Guarantor and Borrower of this Agreement and the performance by Guarantor and Borrower of their obligations hereunder does not and shall not result in any breach of or constitute a default under, any mortgage, deed of trust, lease, bank loan, credit agreement, corporate charter, partnership agreement, bylaws, or other instrument or agreement to which Guarantor or Borrower is a party or by which Guarantor's or Borrower's assets and properties may be bound or affected;

    (c)  Each of Guarantor and Borrower is duly incorporated, formed or organized and validly existing under the laws of the jurisdiction of its incorporation, formation or organization; and

    (d)  There are no actions, suits, or proceedings pending or, to the knowledge of Guarantor and/or Borrower, threatened or anticipated against or affecting Guarantor and/or Borrower that could reasonably be expected to affect the validity or enforceability of this Agreement, the Loan or the Loan Documents, at law or in equity, or before or by any governmental authority, and neither Guarantor nor Borrower is in default with respect to any order, writ, injunction, decree, or demand of any court or any governmental authority.

4.  All Agreements, Amendments, and Waivers in Writing. The Negotiations may be lengthy and complex. Notwithstanding that the Parties may reach one or more oral understandings or agreements on one or more issues that the Parties are discussing or trying to resolve, no Party shall be bound by any oral agreement of any kind (including, without limitation, any waiver of any right or remedy), and no rights, claims, obligations or liabilities of any kind, either express or implied, shall arise or exist in favor of or be binding upon any Party, or any other person, except to the extent (if any) expressly set out in a written agreement signed by the Party that is to be bound thereby.

5.  Amendments in Writing. This Agreement may be amended only by a written agreement signed by the Parties.

6.  Intentionally Omitted.

7.  Loan Documents Remain in Force

    (a)  Notwithstanding any other provision of this Agreement or any claim of Guarantor, Borrower or any other person to the contrary, the Loan Documents are and remain in full force and effect, unmodified, and shall remain in full force and effect, unmodified, unless and until amended or modified by (and only to the extent provided in) a written agreement executed and delivered hereafter in accordance with the provisions of this Agreement. Guarantor and Borrower acknowledge that, as of the date hereof, (i) neither Agent nor any Lender is in default of any of its obligations under the Funding Obligation or the other Loan Documents and as of the date hereof each has fully performed all its obligations under the Funding Obligation and the other Loan Documents, (ii) no event has occurred that would in any way render Agent or any Lender liable to Guarantor or Borrower under the Funding Obligation or the other Loan Documents, (iii) neither Agent nor any Lender is liable to Guarantor or Borrower in any way for any thing or matter whatsoever, whether or not relating to the Loan, (iv) neither Guarantor nor Borrower has any claims or causes of action against Agent or any Lender of any nature whatsoever, whether or not relating to the Loan, and (v) that, to the extent that any claim or cause of action may exist, Guarantor and Borrower each hereby waive, relinquish and release Agent and the Lenders from each and every liability, claim, cause of action and grounds for suit that Guarantor or Borrower may have against Agent or such Lenders, whether or not related to the Loan.

    (b)  Specifically, but without limiting in any manner whatsoever the generality of the foregoing, nothing contained in this Agreement is intended to nullify or otherwise alter any agreement or waiver set forth in the Loan Documents regarding such matters as waiver of right to jury trial, venue, or jurisdiction of any lawsuit or other proceeding or action pertaining to the Loan Documents or obligations; provided, however, that this sentence shall not limit the effectiveness of this Agreement.

8.  Standstill. For the Term of this Agreement, and so long as no Event of Default (as defined below) shall occur under this Agreement, Agent agrees that it shall not commence or prosecute an action or proceeding to enforce its demand for payment by Guarantor of the Cash Flow Deficit described in the Guarantor Demand; provided, however, that Agent shall not be limited by this Agreement with respect to the exercise of any rights or remedies against Borrower or the Property, as such matters are governed by the Borrower Standstill.

9.  Events of Default. Each of the following shall be an event of default (each an "Event of Default") under this Agreement:

    (a) If any representation of Guarantor or Borrower contained herein shall prove to be incorrect or misleading;

    (b) If Guarantor or Borrower shall default under any covenant or other provision of this Agreement;

    (c) If any Event of Default (as defined in the Funding Obligation) shall occur after the date hereof (other than the failure to satisfy the Cash Flow Deficit which is described in the Borrower Demand and Guarantor Demand);

    (d) If an acceleration of the Loan shall occur after the date hereof pursuant to the terms of the Loan Agreement based on an Event of Default (as defined in the Loan Agreement), other than a breach of the LTV Threshold;

    (e) Intentionally Omitted;

    (f)  The appointment, by the order of a court of competent jurisdiction, of a trustee, receiver, or liquidator of the Property or any part thereof, or of Guarantor or Borrower;

    (g)  The filing by Guarantor or Borrower of a petition in bankruptcy or for an arrangement or for reorganization pursuant to Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.) (the "Bankruptcy Code") or any similar law, federal or state, or any similar law of any other country or jurisdiction, or Guarantor's or Borrower's making an assignment for the benefit of creditors, or admitting in writing its inability to pay its debts generally as they become due, or consenting to the appointment of a receiver or receivers of all or any part of its property;

    (h)  The filing by any of the creditors of Guarantor or Borrower of a petition in bankruptcy against Guarantor or Borrower for reorganization of Guarantor or Borrower pursuant to the Bankruptcy Code or any similar law, federal or state, or any similar law of any other country or jurisdiction;

    (i)  The adjudication or declaration, by decree of a court of competent jurisdiction, that Guarantor or Borrower is bankrupt or insolvent; and

    (j)  The termination of the Borrower Standstill.

10.  Remedies on Default. Upon the occurrence of an Event of Default under this Agreement, this Agreement shall automatically terminate and Agent shall have the right to exercise all rights and remedies available to Agent under the Funding Obligation and/or the other Loan Documents or take such other action to protect or enforce its rights as are available in law or equity.

11.  No Waiver of Rights Under Loan Documents. Except with respect to Lender's standstill obligations contained in Clause 2 of the Borrower Standstill and Paragraph 8 hereof, this Agreement, the Negotiations, and any other actions taken or statements made after the date of this Agreement, shall not constitute or evidence any waiver, release, modification, or limitation of any Party's rights, remedies, or obligations, or of any default (whether or not known on the date of this Agreement or later known or arising), under or concerning the Loan Documents or of any notice given or action taken by Agent under the Loan Documents or concerning them, except to the extent (if any) expressly and specifically provided otherwise in a written agreement executed in accordance with the provisions of this Agreement.

12.  Waiver and Release of Certain Future Claims Related to the Negotiations. Each Party to this Agreement hereby irrevocably waives and releases any and all claims, actions, causes of action, suits, and defenses that the Party might later have against the other Party for or by reason of any statement or utterance (whether oral or in writing) whatsoever that may be made during the course of the Negotiations; provided, however, that the waiver and release set forth in the preceding portion of this Paragraph 12 shall not:

    (a) Release any Party from any of its obligations under this Agreement, the Obligations, the Loan Documents, or any written agreement executed in accordance with this Agreement; or

    (b) Waive, release, limit, restrict, or affect in any way:

      (i) Any rights or remedies of Agent under the Loan Documents or concerning any of the Obligations; or

      (ii) Any notices given or that may later be given, and any actions taken or that may later be taken, by Agent in connection with the assertion or enforcement of any such rights or remedies.

13.  Certain Guarantor and Borrower Covenants. The following are covenants and agreements that shall be observed by Guarantor and/or Borrower, as applicable:

    (a) Guarantor shall observe and perform all of its obligations under the Loan Documents and this Agreement.

    (b) Guarantor shall provide Agent with such information about the financial status and condition of Guarantor as Agent may reasonably request from time to time. Guarantor authorizes and allows Agent and its representatives, upon reasonable notice and at any reasonable time during normal business hours, to examine and, at Agent's option and Agent's cost and expense, to conduct an audit of Guarantor's financial books and records and all other records relating or pertaining to the operation of the Property and Agent shall be permitted to photocopy any such books and records. To the extent that Guarantor is legally permitted to do so, Guarantor shall provide Agent with copies of all reports and examinations, which are provided to Guarantor or its affiliates or to which they are otherwise entitled, based on Guarantor's books and records, which are or may be prepared for or on behalf of any of Guarantor's lenders or financing parties, including any such reports and examinations prepared by the Guarantor.

    (c)  Guarantor shall indemnify and hold harmless Agent from and against all costs, damages, expenses, liabilities, claims, suits, and causes of action of every nature arising out of or in connection with the execution, observance, or performance of this Agreement by Agent.

    (d)  During the Term of the Agreement, each of Borrower and Guarantor hereby agrees and covenants not to commence or prosecute any claim or action against Agent, or any affiliate of Agent, or any Lenders.

14.  Future Negotiations. Each of Guarantor and Borrower acknowledges and agrees that, this Agreement notwithstanding, Agent has no obligation whatsoever to discuss, negotiate, or to agree to any restructuring of the Obligations, or any modification, amendment, restructuring, or reinstatement of the Loan Documents or this Agreement, or to forbear from exercising its rights and remedies under those documents.

15.  Fees and Expenses. All reasonable costs, charges, fees and expenses triggered by this Agreement or incurred in connection with its preparation, translation, execution or amendment (in each case including reasonable fees for legal advisors) shall be paid jointly and severally by Guarantor and Borrower and, in addition to and not in limitation of the foregoing, Guarantor shall pay, as and when billed by Agent, all fees, costs and expenses (including, without limitation, fees and expenses for Agent's attorneys) paid or incurred by Agent in connection with the negotiation of this Agreement or in connection with the Negotiations and other actions contemplated under this Agreement.

16.  Voluntary Agreement. Each of Borrower and Guarantor represents and warrants to Agent that both Guarantor and Borrower are represented by legal counsel of its choice, that it has consulted with such counsel regarding this Agreement, that it is fully aware of the terms and provisions contained in this Agreement and of their effect, and that it has voluntarily and without coercion or duress of any kind entered into this Agreement.

17.  Inducement. The Parties understand that Agent would not enter into the Negotiations concerning the Loan and the Funding Obligation without the execution and delivery of this Agreement, which sets forth the nature of, and the terms governing, such Negotiations.

18.  Survival. Except for Paragraphs 1(a), 1(b), 8, 9 and 19, the provisions of this Agreement shall survive any termination of the Negotiations.

19.  Approval. Any representations made by any of the parties designated by Agent shall be of no force and effect unless and until such time as appropriate approvals have been obtained from the senior management of Agent and such approvals have been communicated to Guarantor and/or Borrower and set forth in a written agreement executed and delivered in accordance with this Agreement.

20.  Miscellaneous

    (a)  Except for the Borrower Standstill, this Agreement constitutes the entire agreement concerning the subject matter of this Agreement, and it supersedes any prior or contemporaneous oral or written representations, statements, understandings, or agreements concerning the subject matter of this Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement has been negotiated, executed and delivered in New York City, New York and it is anticipated that all Negotiations will be conducted in New York City, New York. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law.

(c) In any dispute concerning this Agreement, the prevailing Party shall be entitled to recover all reasonable costs and attorney's fees from the non-prevailing Party.

(d) Paragraph headings are for convenience only and shall not be used to interpret any term or provision of this Agreement.

(e) This Agreement may be executed in one or more counter parts, each of which shall constitute an original and all of which taken together shall constitute one agreement.

(f) Each person executing this Agreement on behalf of any Party represents that the person has full authority and legal power to do so and binds the Party on whose behalf he or she has executed this Agreement.

(g) The relationship between each of Borrower and Agent, and Guarantor and Agent, is that of debtor and creditor. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture or other relationship between Borrower and Agent, Guarantor and Agent, or between Agent and any other party, or to cause Agent to be liable or responsible in any way for the actions, liabilities, debts or obligations of Borrower or Guarantor or any other party.

21. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF ANY OF THE PARTIES TO THIS AGREEMENT, OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT IS HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH THAT LEGAL COUNSEL. EACH PARTY TO THIS AGREEMENT FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER.

[Signatures commence on following page.]

IN WITNESS WHEREOF, the parties to this Agreement executed and delivered this Agreement as of the date first written above.

                                                                                  SUNRISE HANNOVER GMBH:

                                                                                  By: /s/ Tiffany Tomasso
                                                                                  Name: Tiffany Tomasso
                                                                                  Title: Managing Director

                                                                                  SUNRISE HANNOVER SENIOR LIVING
                                                                                  GMBH & CO. KG:

                                                                                  By: /s/ Richard J. Nadeau
                                                                                  Name: Richard J. Nadeau
                                                                                  Title: Managing Director

                                                                                  SUNRISE SENIOR LIVING, INC.:

                                                                                  By: /s/ Richard J. Nadeau
                                                                                  Name: Richard J. Nadeau
                                                                                  Title: Chief Financial Officer

                                                                                  NATIXIS, LONDON BRANCH:

                                                                                  By: /s/ Gregoire Hennekinne
                                                                                  Name: Gregoire Hennekinne
                                                                                  Title:    Director

                                                                                  By: /s/ David Newby
                                                                                  Name: David Newby
                                                                                  Title:    Managing Director